Exhibit 99.2

InterCept Conference Call
August 5, 2002
10:30 a.m.

Operator:    Good morning and welcome to the Q2 earnings conference call for August 5th, 2002. Your host for today is Carole Collins. Ms. Collins, please go ahead.

Carole Collins:    Good morning and welcome. The purpose of this call is to review the company’s financial and operating results for the second quarter of 2002. During the course of this call we’ll attempt to update you on our expectations for the remainder of 2002 and will make several forward-looking statements. Anything we say concerning InterCept’s projections, expectations and beliefs for our future operations, growth, prospects, strategies, business or financial condition is a forward-looking statement. Actual results may differ materially from those expressed or implied by those forward-looking statements due to many factors including whether we can continue to sustain our current internal growth rate or our total growth rate, whether we can successfully close and integrate recent or future acquisitions of assets and businesses and other operations, the continued and future acceptance of and demand for our products and services by our customers and other factors discussed under management’s discussion and analysis of financial condition and results of operations, disclosure regarding forward-looking statements and our form 10K and other SEC filings. Now that we have that out of the way, I’ll turn the call over to John Collins.

John Collins:    Thank you, Carole. This morning with me is Lynn Boggs and Scott Meyerhoff, the President and the CFO, and has been our practice I’ll keep my comments very brief although I do have a couple. Certainly we are happy to report and proud to continue to have another good quarter. And I do have a couple of comments and I think that I want to couch them with I feel good about the company. I say that a lot but in this environment, this corporate environment, this market environment we all have to be guarded with .... we have to guard our comments. The disclosure that Carole just read I guess has just become second nature with everybody and everybody kind of just blows off that disclosure and they forget that we really can’t predict the future and that disclosure actually should be, we should pay attention to it I guess.

I still feel good about the company even though I’ll say with add to that comment that obviously I can’t predict the future for this company nor can anybody predict it for the market. But I feel good about where we are. I continue to feel good about the company. As far as our performance this particular quarter, we’ve had some really exceptional performance on the merchant processing side. The banking side was a little weaker than we had expected or that we would like. But one comment about the banking side, and I’m going to get to ... Lynn’s going to make some comments about the quarter but I’ll do this quickly. One comment about the banking side is we don’t see that we’re actually losing banks, it’s the sales cycle may be getting a little longer, banks are a little slower to make decisions, but we have probably the best and the largest pipeline of sales prospects we’ve ever had in the history of the company. So we continue to have a lot of prospects and we continue to be optimistic about the sales in our business, but again we are a little reserved on the wait and see and let’s see if the trend continues on slower decisions. But we certainly have a lot of banks out there and it is our view and the way we’re seeing it is we’re not losing them, they’re not going elsewhere, they’re just taking a little longer to make the decision than they have in the past.

One comment about the merchant process and versus the banks—I’ve said many times that part of the reason that we like the diversification of multiple products is it gives us an opportunity to make up for shortfalls in a particular product that may not be moving well with other products. So we don’t necessarily see that as a bad thing, to have those other products. I’m going to ask Lynn to make a couple of comments about the events of the quarter and then Scott’ll get into the financials and then we’ll move on to the questions as quickly as possible. Lynn.

Lynn Boggs:    Good morning. I think as John alluded to, we had a very busy second quarter and I just wanted to hit on some of the highlights of things that we had going on here at InterCept. During the second quarter we closed out the IBill transaction and acquisition due in April. We also closed the EPX transaction during May and, as noted I think in the press release, the ACS transaction was closed out at the end of June. So from an acquisition standpoint, we’re extremely busy. We also consolidated two Dallas centers in our items processing business into one center which is now the company’s largest center of our 27 centers across the United States.

Since the end of the first quarter we’ve also purchased a CRM software company that InterCept expects to follow up on in the next 90 days and roll out a product that we hope will be useful to our bank customers. During the quarter we also signed six new banks to our core processing system which we thought was an extremely good quarter. Excuse me, that was six ... excuse me, backing up, during July, since the close of the quarter we’ve closed six banks that we think ... that we continue to roll in the core processing business is continuing to pick up from that standpoint.

Merchant processing, we’ve closed several large new merchant accounts including Sony Music, the Weather Channel, Apple Vacation, Teralycos as well as many others. So I think, as you can tell, there’s many things going on at InterCept and we’ve had a pretty big quarter and July, since then we think has been a very good July but, as John alluded to, we have seen some slowdown in the banking business. Now I’ll turn the call over to Scott.

Scott Meyerhoff:    Thanks, Lynn. A couple of administrative matters before we get into the particulars of the quarter. The press released distributed this morning contains some additional information. Since we completed the acquisitions of the merchant processing division, IBill and EPX specifically, we’ve gone ahead and created two segments, one for the bank processing group which we call Financial Institutions

Processing and one for the merchant group. Just a reminder of what’s included in each, the banking group includes such products and services as core processing, check imaging, ATM and debit card processing as well as equipment and data communications while the merchant group includes processing for merchants through any channel whether it is direct or indirect, and in the merchant group is also included what the InterCept portion which was previously in the service fee revenue caption.

You can see on the revenues we’ve adopted emerging issues taskforce 1-14 which requires that passthrough costs previously netted out in the expense caption be reclassified into the revenue caption. We’ve added a line item on the P&L — you can see it in the revenue section. There is no impact on operating profit or earnings per share as these amounts are strictly passthrough in nature. And lastly and administratively, we have recorded no losses from our 28% ownership in Netzee during the second quarter. During the first quarter we had written down our equity to zero. We will begin to take our percentage of their losses again against our note receivable after the preferred shareholders’ balance has been written as zero which we’d expect to occur during the third quarter.

With those matters out of the way I’m happy to report the results for the three months ended June 30. Revenues grew to $55.1 million from $32.7 million which is a growth of 68%. Revenues from Financial Institutions Group grew to $38.2 million from $29.9 million or a growth of 28% while the Merchant Processing Group grew to $14.4 million from about $500,000 or so. This growth is largely attributable to the acquisitions of IBill and EPX that closed during the quarter. Net income available to the common shareholders increased to $5.1 million or 27 cents per share in the second quarter of ’02 from $3.2 million or 22 cents during the first quarter of ’02. Due to the implementation of the passthrough statement number 142—as you all know, we ceased amortizing goodwill and amortization during the first quarter of 2002 and the impact from cutting off that goodwill acquisition ended up being 3 cents.

In regard to revenues, the increase was fueled by internal growth of 13.6% in the Financial Institutions Group and 22.2% in the Merchants Processing Group that resulted in a total growth rate of 14.0%. Once again, Bank Group 13.6%. The Financial Institutions Group came across ... growth came across most product offerings but specifically from growth in ATM debit and communications services. As John noted, the Financial Institutions Group wasn’t quite as strong as we might have wished due to the lengthening of the sales cycle specifically on in-house software type items, in-house core processing, in-house check imaging and other ancillaries.

The Merchant Processing Group performed above our expectations considering it’s the slower Summer months and given that that business performs better in the latter half of the year due to certain seasonality. We continue to be excited about that opportunity. In regard to recurring revenues, they’re approximately 90% for the quarter which gives us a good bit of visibility which means that there’s 10% of the business that comes through one-time type items.

Gross margins totaled about 55.8% for the second quarter of 2002 as compared to, on an apples-to-apples basis, 55.7% for the first quarter of 2002. As we talked about, there is an amount moved out of the revenue captions related to merchant processing. That was net, that recorded net, so there really weren’t any cost of sales associated with it, and extremely high gross margins.

For the second quarter of 2002, SG&A as a percentage of sales were approximately 35% which was consistent with where we were last year. In regard to the tax rate it was approximately 37% which was in line with expectations. EBITDA for the quarter was $11.4 million after excluding that $400,000 charge related to the consolidation of the centers as compared to $7.9 million for the three months ended June 30, 2001. So with that strong operation results we continue to feel good about our numbers but guarded given the current environment that we live in. With that being said I’ll turn it back to John.

John Collins:    I don’t have any further comments at this time. Sylvia will just open it up for questions.

Operator:    Thank you. We will now begin the question-and-answer session. To place yourself into the question queue, please press star 1 on your touchtone phone. If you are using a speakerphone, please pick up your handset and press star 1 at that time. If your question has been answered and you wish to withdraw your request, you may do so by pressing star 2. Please go ahead if you have any questions. Your first question comes from Jeff Baker. Please go ahead.

Jeff Baker:    Hey, guys. A couple of questions. Scott, can you tell us how much revenue was from the Legacy InterCept merchant business that’s now booked under merchant services? And I think that’s reported net correctly.

Scott Meyerhoff:    Yes, Sir. If you turn to the segment reporting piece, you can’t see it in the second quarter but it works out to be about $550,000 or so in the second quarter of 2002. That was taken out of the InterCept service fee caption and moved into the Merchant Group.

Jeff Baker:    Okay. And do you have any transaction metrics that you can give us on the merchant business for the first quarter of ’02 and the second quarter of ’02?

Scott Meyerhoff:    Well, no, I don’t. There is no pertinent information I have to get into. You know, we talked a little bit about their volumes on a combined basis being approximately $6 billion on an annualized runrate. That hasn’t changed significantly, it’s still running in that same area. But as you can see, given where we came out and the revenues and the results of operations there, that did perform above our expectations.

Jeff Baker:    Okay. And can you give us the percentage of merchant service revenues that came from Financial Institutions and where do you see that trending going forward?

Scott Meyerhoff:    The amount from the merchant processing that came through banks was roughly that $550,000 amount that came over EPX as a small piece that came through the bank channel, but rather insignificant so it would be somewhere in the neighborhood of 3 to 5%. I would expect that to continue to be in the same neighborhood for the short term because the other side of the business is growing just as fast and I wouldn’t expect that to trend differently.

Jeff Baker:    I guess the question I’m trying to get to is: Are you guys seeing any cross-sells now that you have the merchant business, the full-service offering, are you seeing any cross-sells into the banking channel?

John Collins:    Jeff, I think that certainly we’re seeing opportunities for cross-sell. We’ve got a lot of leads, got a lot of things going on. I don’t think that, I don’t think that we’ve seen anything significant to this point but we just recently spent time ... I started to say integrated I really guess more cross-training some of the sales people. We actually have a meeting set up sometime here in the middle of August for a more thorough cross-training job I guess would be one way to put it. So there’s not a tremendous number of leads going back and forth. Most of those that have gone back and forth at this point are just things that we knew about that ... I’ll put it this way—is just picking the cherries and things that ... the low-hanging fruit that we know about. Still not a lot of leads being generated but, as Scott pointed out, and I think this is an important thing to remember, if the traditional merchant side grows fast enough we could run pretty hard and still might not have the banking side achieve a much higher number in the short term than the numbers it achieved today as it relates to percentage, if you’re with me.

Jeff Baker:    Yeah, I understand. And then just a follow-up, then I’ll let somebody else jump off. But I mean why are you having success just in the core merchant business? Is it pricing? Is it technology? You know, what are you able to do?

John Collins:    Hard work. Do you have any comments on that, Lynn? I mean I...

Lynn Boggs:    Jeff, I think one of the issues is that both companies, both IBill and EPX have seen a tremendous response to their product carrying our balance sheet today. They’ve been able to walk out into a company that previously they may not be able to compete against for the business because of the competition not necessarily on processing but on the fact that they looked at those two companies and said, you know, where are you all going, and now with InterCept behind them we’ve seen a lot less resistance and a lot more responses saying okay, we’ll do business with them.

Jeff Baker:    Okay, great. Thanks, guys.

John Collins:    Thank you.

Operator:    Your next question is from Stephen Laws. Please go ahead.

Stephen Laws:    Good morning, guys.

John Collins:    Good morning.

Steven Lars:    The first question is I wanted to see what you guys are hearing from your customers, why you decided to add a CRM product and kind of what your expectations are for that product line.

John Collins:    Well, as far as ... I’ll actually ask Lynn to speak to the expectations as far as why we decided to add it. As I’ve said since the beginning that we want to add any products that we think our customers need, any that they’re going to use in the back room. We don’t want to be everything to everybody but we do want to have most of the back room for a financial institution. And in some recent meetings that we’ve had, some focus group meetings that actually some of them went through one of our banker’s bank partners, CRM was one of the most commented-on applications that people talked about in those meetings. It was not ... I don’t think the banks are 100% ready for it, especially the size of our average bank, I don’t think they are. But they’re getting there and there’s a lot of talk about it and everybody’s talking about CRMs right now so I think that that was the reason that we needed to start looking and we’ve actually been looking for some time. I’ll let Lynn comment on how it may fit and where it’s headed.

Lynn Boggs:    I think, Steve, that the big thing is, as John said, we continue to have this, as larger banks have got more and more involved in the sales cycle within their banks on adding additional units to customers, we’ve seen our focus being the mid-tier banks. All say do we need to look at it? And as we spent more time with it, we felt comfortable with the product that we were buying that we could develop in a way that would fit those community financial centers and roll out a product to them that they could cross-sell their products on a very limited basis at first. We don’t think they’re ready to move into a full CRM customer call center, etc., that some of the larger banks are. But what we saw, we think we can get our feet wet and offer products to our customers that will get them started in CRM.

Stephen Laws:    Great. I guess one housekeeping. The cap-ex for the quarter?

Scott Meyerhoff:    $2.6 million.

Stephen Laws:    Great. Thanks a lot.

John Collins:    Thank you.

Operator:    Your next question comes from Art Bender. Please go ahead.

Art Bender:    Good morning. Can you tell us how the integration of IBill and EPX is going and whether we should expect further margin improvement there or should margin improvement just be due to scale?

Lynn Boggs:    Art, this is Lynn. I think from a standpoint of the synergies that we’ve found so far we’ve spent a lot of time with the administration side, HR, finance, legal, things like that, and have spent most of our time on the initial front doing that type of work with them and trying to integrate those pieces. As John said, we’ve got a meeting scheduled on the sales and marketing side. Really, we’ve had some training go on that’s been very spotted, but we’ve actually got all of the group coming together in the middle of August and I think we’ll have a better feel for it at that point in time. Until we get that whole group in one place, I don’t think we ... we spent a lot of time going back and forth but we’ll have everybody into one meeting and spend some time training, seeing what other centers there are that we’ve missed and we’ll start that up really in the third and fourth quarters.

Scott Meyerhoff:    And, Art, in regard to the second part of your question as to margin improvement, right now what we have achieved is largely due to scale. We would anticipate some synergistic opportunities but, as we talked about originally, we weren’t expecting to get any of that for a 90 and 180-day period from the date of close of which EPX was May 24th.

Art Bender:    Okay, great. And then I guess I’m having a hard time understanding maybe the guidance that you guys are giving. John is saying that the environment is, you know, is slowing down, that sales cycles are lengthening. You know, Lynn said that you had an outstanding July. Can you kind of, you know, reconcile those two things with what you see in the environment right now?

John Collins:    Okay, I’ll do my best. Again, let me reiterate the disclaimer. I think in we’re talking about a lot of environments here. I mean we’re talking about it in a corporate environment, in Congress that has presented itself that causes us concerns for even having these conference calls, Art. I mean very honestly, all these things concern me because we never know how people are going to take what we say. So I’m going to be a little conservative and I’m going to make every effort to make sure everybody understands that we don’t know what the future holds. But I’m going to try to tie that to Lynn’s comments. We normally don’t even give ... as you’re aware, we don’t even give the number of institutions that we sell for core.

I think Lynn’s comments about July were just to really give an indication of the fact that we are, we did have a good July and even though things have slowed and a lot of the decisions have been held up, some of those were held up and probably caused us not to have as strong a second quarter as we would have liked. But a lot of them came through in the July timeframe so I think it was just one indication that July was a good month and we think that there is still a good future here.

My comments are more for almost disclaimer purposes. I mean the fact that we don’t know what the future is. It was slow, we want to say it was slow. We want to admit that the one-time sales weren’t what we had expected them to be. So we don’t know what August is going to be like and September is going to be like. But we did give an indication of where we were in July. So they may sound contradictory, I don’t think they are. It’s just we want to be careful how we say it, that’s all. July has been an excellent month. We hope that we can continue that in the future but we just want to make sure that everybody knows that we don’t know that.

Scott Meyerhoff:    Given where we are, Art, we’re not changing guidance, we’re just really indicating that, you know, based on where we are we’re probably more concerned than we ordinarily would be because, you know, with 90% recurring revenue we do have a whole lot of visibility. We feel good about what we’re doing but, as John pointed out, with one-time sales slowing down the good part for us is it makes up such a small percentage of what we do that, you know, it takes a whole lot more in that particular category to miss to make us miss.

Art Bender:    Thanks very much.

Operator:    Your next question comes from Nick Fiskin. Please go ahead.

Nick Fiskin:    Hi, good morning. A couple of questions. There were two balance sheet items that were up and I’m wondering what’s behind that. The specific ones were other assets and then inventory prepaid expenses and other .... if you could clarify why those were up, that would be great.

Scott Meyerhoff:    Sure. Start with other assets—we put all the restricted cash that we have on the balance sheet into the other assets category because there’s not a current item not within one year. So the increase there is primarily due to amounts that we have on reserve with different of our partners that are restricted cash in nature primarily due to the merchant processing business. And in the inventory prepaid expenses and other, the increase there is primarily due to certain post-closing items from the transactions that are amounts due back to us based on escrow arrangements and closing balance sheet amounts.

Nick Fiskin:    Okay. Can you give us an update on your new debt facility?

Scott Meyerhoff:    Yeah. First off, you make it sound like we have one. We’ve got a $50-million line plus a $10-million extension. We’re working with our banking partner right now on a syndicated facility which we would hope to have closed by the end of the third quarter. There’s no terms public on that. There’s term sheets back and forth but given where we are right now we feel good that that will occur and we will have one.

Nick Fiskin:    Right, and how much did HSI add to the revenue?

Scott Meyerhoff:    I believe it was just shy of $4 million.

Nick Fiskin:    So how much did you include from HSI in that internal growth? Was there a quarter-over-quarter or a year-over-year increase that you included?

Scott Meyerhoff:    Well actually, this is probably a perfect time to go ahead and address a question I got asked just last week. One of our investors called me and asked me if we went ahead and moved business from our Dallas center say and moved the print business to InterCept Output Solutions, what would happen to that revenue, meaning that the whole idea behind us moving that would be that we can do it more efficiently and at a better cost savings but for some reason some people got the idea that that would be an internal growth item which it would not. Those items are not included in internal growth, they never have been. They would come over from a cost synergy perspective, but as you can see, all the postage and passthrough costs that are already reflected on our P&L with the ITF 1-14 would just really stay in revenue, it wouldn’t increase or decrease the internal growth rate at all.

Nick Fiskin:    So an increase in HSI’s revenue has been excluded from the internal growth?

Scott Meyerhoff:    Any increase related to cross-sales or movements within the InterCept customer base is not an internal growth item, that’s correct.

Nick Fiskin:    Okay. Can you give us an update as to how many core customers you have today, and give us an idea of, you know, how meaningful that six was? Like if you’d give us how many you added in Q2.

John Collins:    We don’t typically disclose that information and occasionally we’ll talk about ... in presentations we’ll talk about total number of relationships and total number of core customers and I think that’s probably in that 450 range or in that ballpark. Let me give you my view of the significance of the six. If anybody on the call happened to read a short report several months ago about ... it went into the detail of how many banks change data processing in a year, and actually their number was 62. If you went with their calculations, that the total universe of banks to change data processing in a year that you service bureau was 62. So you might get some significance from six in July versus 62. The writer of that short report thought 62 would change in the nation. So I guess that means that nobody else in the universe sold any core process in that month.

Nick Fiskin:    M-hm.

John Collins:    I’m being facetious, obviously. The short report I think was not very accurate but I believe that it does give you an indication that there are still sales out there.

Nick Fiskin:    What kind of sales are ... just to give us an idea of what’s going on in the market?

John Collins:    What kind of sales? What do you mean?

Nick Fiskin:    In-house or data center?

John Collins:    Oh, those were all service bureau.

Nick Fiskin:    All service bureau?

John Collins:    Yes. Our in-house sales were probably down rather than up. Well, they certainly were in the second quarter, and that is part of the ... when we talked about weak bank sales it was really more on the one-time sales that was a little weaker than we had anticipated. And of course all those things impact that recurring revenue number that Scott talks about. I mean when we talk about having a 90% recurring revenue in a particular quarter, that goes hand in hand with those one-time sales were down because if the one-time sales were up then obviously the recurring revenue would automatically be lower even at the same number. Would be a lower percentage. Is that correct, Scott? I mean ...

Scott Meyerhoff:    Sure.

John Collins: ... that properly.

Nick Fiskin:    And then lastly, Scott, on that new debt facility, what size are you looking at right now?

Scott Meyerhoff:    What sign?

Nick Fiskin:    What size? How big of a debt facility are you looking at?

Scott Meyerhoff:    Well, at this point in time it’s a little premature to give an exact number but I would say somewhere in the $90 to $130-million range.

Nick Fiskin:    Great, thank you.

John Collins:    Thank you.

Operator:    Your next question comes from David Trossman. Please go ahead.

David Trossman:    Thanks a lot. Scott, can you talk just a little bit about the SG&A or the G&A runrates in the acquired businesses? In the March quarter pro forma numbers, you know, it looks like they’re a lot lower than what was in the 8Ks (ph) for the full year ’01, in 2Q it looks like they’ve come down a little bit more even from there on sort of a guestimated pro forma business. How much more reduction is there for you guys as you just take over these businesses and run them a little bit better?

Scott Meyerhoff:    Well I think the obvious G&A reductions come from administrative-type costs, whether it be accounting, auditing, legal, things of that nature. As far as people, as we’ve always said when we acquire these businesses, we really don’t see any synergy for people because we bought them because they had good people and they run a good shop. So we’re not really looking for any people reduction. However, I think it gets back to the earlier question that was posed as to I think Art Bender’s question on where revenue growth comes from and why we did better. A lot of it’s driven by scale. We think we’ve got the proper setup in place in both those organizations and as we continue to load more and more business there we think it goes ahead and levers up the G&A pretty nicely.

David Trossman:    But even on an absolute dollar basis in the 1Q pro forma, IBill’s G&A was $6.4 million. You know, looks like we’re down to something below five even if you take out a little EPX from this quarter. I mean is that going to go down more or have we hit steady state?

Scott Meyerhoff:    No, and I don’t think you’re talking completely apples to apples in any type of closing balance sheet situation. They go ahead and they record their costs and get their order and stuff cleaned up. So that’s one thing. Secondly, the IBill transaction wasn’t in for a full quarter, so I don’t think you’re on an apples-to-apples basis by looking at what the second quarter was vis-a-vis the first quarter.

David Trossman:    Okay. Separately, can you guys maybe, John, talk a little bit more about this CRM product that you’ve bought? I mean it sounds like it’s pretty small, but is there any installed base anywhere? Did you pay anything for it? It seems, maybe I’m blind, but this seems pretty new to me.

Scott Meyerhoff:    No, and actually we mention it here for the purpose to say we have it which is important to us. It’s solely on an earn-out basis. We think we got a great deal for it. There is minimal number of prospects and installed customers and they’re even finishing out some of the programming and coding which we expect to be done within the next four to six months. But it’s something that’s pretty far along. As you know, we’ve never been developers. We want to start from scratch and get in because those budgets always work out to be higher than you ever put out there and it always takes longer than you think. But this one’s done. We’ve got beta sites set up. We like it because it can double what the platform product for us as well which gives us another product to go ahead and sell, and puts us in a nice position to have that bundle of products that we always talk about just a little bit deeper and a little bit more complete.

David Trossman:    So you say it’s solely on an earn-out basis. But did you actually buy some employees who you’re not paying unless this thing works, or is this more of a joint marketing thing?

Scott Meyerhoff:    No, we have ... when we acquired it we acquired the employees, the programmers, the developers and the sales personnel for that enterprise. They are now currently InterCept employees. But there’s only there’s a handful of them. It’s a small operation which we think that we can go ahead and leverage our developing expertise and help them out.

David Trossman:    And geographically where are they?

Scott Meyerhoff:    Georgia.

David Trossman:    And I’ve got one last question. Maybe, Lynn. All the new business that you noted in the merchant processing side, some of those sound like they could be pretty significant customers. You know, how far down the road do you think you are in terms of replacing some of the Paypal business that goes away in the second half?

Lynn Boggs:    I think we’ve moved along pretty nicely in getting that replaced as we noted in the press release that — I can’t remember the date we said in the press release concerning Paypal, but ... June 12th. You know, the significance of those dollars was not huge and I think the accounts we laid out for you right there go a long way to already replacing that business.

David Trossman:    Did you give those to us in order of size?

Lynn Boggs:    I did not. I gave them in order of me jotting them on a pad.

David Trossman:    Could you tell me which one would be on the top of the list?

Lynn Boggs:    I don’t think I have it. But Apple Vacations is probably the largest account of those.

David Trossman:    Thanks.

John Collins:    Thank you. Next question?

Operator:    Your next question comes from Gary Prestopino. Please go ahead.

Gary Prestopino:    Yes. Scott, what was your cashflow from operations?

Scott Meyerhoff:    Don’t have that yet, Gary. I knew you guys were going to ask it and I didn’t have a finalized working cashflow, so that’s something that I’d be glad to get for you.

Gary Prestopino:    All right. And what did you say the blended internal growth was?

Scott Meyerhoff:    14.0, it was 13.6 in the Financial Institutions Group and about 22% in the Merchant Group which resulted in a 14.0.

Gary Prestopino:    Okay, and then as I look at your breakout for Financial Institutions, it looks like the gross margin on service fees was down quarter over quarter, six months over six months. Is that a result of some of these acquisitions that you made?

Scott Meyerhoff:    It’s a combination of the acquisitions but also an affirmation that the one-time software sales which carry our higher gross margin were down as well.

Gary Prestopino:    Okay. And then just getting back to ... Scott, you mentioned you’re not changing your guidance, so I mean really you think that whatever happens on the software side that could impact where you are or where you feel you’ll be maybe made up on the merchant processing side?

Scott Meyerhoff:    Well, I think it’s a combination of the stronger merchant side as well as, you know, stronger continued ATM debit and communications. Really I think it goes back to as John said earlier, you know, we’ve got a diversified product set that the main reason for bringing up the whole softness and the in-house market and the deferral of decisions is really that it is there and that everyone should know about it, that we have seen it, that we had a good month in July but you know, our hope is that continues and until we see it we just don’t know.

Gary Prestopino:    Okay, thanks.

John Collins:    Thank you.

Operator:    Your next question comes from Jeff Baker. Please go ahead.

Jeff Baker:    Hey, Scott, can you follow up ...

John Collins:    You already had a turn.

Jeff Baker:    Yeah, well I’m going to take another one because there are no others in the queue. Can you talk about the tax rate going forward and what we can expect and can you just go ahead and tell us that guidance one more time? Thanks.

Scott Meyerhoff:    The guidance on the tax rate is 37.5 to 38%. We’ve got some opportunities and some planning that we think we can bring it down but we feel good that those numbers are correct.

Jeff Baker:    Okay, and then I was referring to the guidance for top line and bottom line for this year and next.

Scott Meyerhoff:    The guidance that we had given even on the June 18th or June 12th conference call that Carole had mentioned earlier was that we would do between $1.15 and $1.17 this year and a $1.43 to $1.45 next year. Net revenues would be in the $205 to $215 million this year and the $265 to $275 million next year.

Jeff Baker:    $265 to $275. And does that include IBill and EPX and everything?

Scott Meyerhoff:    Fully loaded total company. Consolidated basis.

Jeff Baker:    Does that include the new CRM business you just purchased or was there any revenues associated with that at all?

Scott Meyerhoff:    There’s no current revenues associated to speak of but that is everything. That’s fully inclusive of everything that you all know about.

Jeff Baker:    Okay. All right. And then can you ... do you have a breakout of the organic growth between IBill and EPX and that’s it. Thanks.

Scott Meyerhoff:    Really it’s not measurable at this point in time. I mean there’s little pieces from each but I do not.

Jeff Baker:    Okay, great. Thanks.

Operator:    Mr. Collins, there are no further questions.

John Collins:    Okay. Well, we appreciate your attendance and attention and we’ll continue to look forward to future quarters that we can just continue to do what we say we’re going to do and keep trying to run this business appropriately. Thank you.